CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on form S-1/A of our report dated July 20, 2007, relating to the balance sheet as of April 30, 2007 and the related statements of operations, changes in stockholder’s equity (deficiency), and cash flows for each of the years ended April 30, 2007 and 2006.

/s/Bernstein & Pinchuk LLP

New York, New York
May 14, 2008